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                                                                 EXHIBIT 10.83

                              EMPLOYMENT AGREEMENT

                         CARL KARCHER ENTERPRISES, INC.

         AGREEMENT, dated as of November 8, 1994 by and between CARL KARCHER ENTERPRISES, INC., a California corporation (the "Company") and Thomas Thompson (the "Executive") presently residing at 1175 Jackling Drive, Hillsborough, California 94010.

                                  WITNESSETH:

         WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed to provide his services to the Company, all on the terms and subject to the conditions, as hereinafter set forth:

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

                 1.       EMPLOYMENT.      The Company agrees to employ the
Executive as its President and Chief Operating Officer during the Employment Term (as defined in paragraph 3) and the Executive hereby accepts such employment and agrees to serve the Company subject to the general supervision, advice and direction of the Board of Directors and upon the terms and conditions set forth in this Agreement.

                 2. DUTIES. During the Employment Term, the Executive shall perform such services and duties as would normally be ascribed to a person with the position of President and Chief Operating Officer. The duties would include but not be limited to final responsibility for all aspects of the Company's business and establishing both current and long range objectives. Executive may be requested to serve as a member of the Board of Directors based on the guidelines of the by-laws of the Company without compensation in addition to that specified in paragraph 4.a. below.

                 The Executive shall devote the Executive's full time and best efforts to the business affairs of the Company; however, with the approval of the Board of Directors, the Executive may divide reasonable time and attention to:

                          (i) serving as a director or member of a committee of any non-for-profit organization or engaging in other charitable or community activities;

                          (ii) upon approval of the Board of Directors, serving as a director of a corporation or as a member of a committee of an organization;






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                          (iii)  managing his personal investments;

provided that the Executive agrees to be bound by the conflict of interests policy of the Company and may not accept employment or any engagement with any other individual or other entity, or engage in any other venture which is in conflict with the business of the Company.

         Notwithstanding the foregoing, the Company acknowledges that Executive has an ownership interest in an entity which is a franchisee of the Company and therefore to that extent there exists the potential for conflicting interests.

                 3.       EMPLOYMENT TERM.         The Executive shall be
employed under this Agreement for a term of two (2) years from date of execution of this Agreement, (the "Employment Term") commencing on the date hereof and terminating on the close of business on October 31, 1996, unless sooner terminated as provided in paragraphs 6, 7, 8, 9 or 10.

                 4.       COMPENSATION.

                 4.a.     BASE COMPENSATION.       During the Employment Term,
the Company will pay the Executive an annual base salary as compensation for his services hereunder of $250,000 the "Base Salary"), payable in equal installments not less often than once in each calendar month.

                 4.b.     BONUS.  As additional compensation to Executive,
Company shall pay an annual bonus based on performance criteria specified by the Compensation Committee for the Company.

                 4.c.     VACATION.        During each calendar year of the
Employment Term, the Executive shall be entitled to take paid vacation time for such length of time as determined by the Board of Directors. For calendar year 1995 vacation time shall be two (2) weeks.

                 4.d.     BENEFITS.        During the Employment Term, the
Executive shall be entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans and all group health, hospitalization and disability insurance plans and other employee welfare benefit plans in which other executives of the Company participate. Executive may, at his option, not participate in the Company's group health and hospitalization plan in which case the Company shall pay up to $400 per month during the Employment Term towards Executive's current health plan.

                 4.e.     MEDICAL EXAMINATION.     Executive agrees to submit,
at any time requested by the Company, to a medical





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physical examination by a physician selected by the Company.  The cost of said examination shall be borne by the Company.

                 4.f.     AUTOMOBILE.      The Company shall provide at no
expense to the Executive a late model automobile to be utilized by the Executive in connection with the Company's business.

                 5. REIMBURSEMENT OF EXPENSES INCURRED IN PERFORMANCE OF EMPLOYMENT. In addition to the compensation provided for under paragraph 4 hereof, upon submission of proper vouchers, the Company shall pay or reimburse the Executive for all normal and reasonable expenses, including travel expenses, incurred by the Executive prior to the termination of the Employment Term in connection with the Executive's responsibilities to the Company.

                 The Executive currently resides in northern California and he will incur travel expenses in commuting to the Company's headquarters in Orange County. The Company agrees to reimburse Executive for all such reasonable out-of-pocket travel expenses not to exceed $20,000 per annum and provide a temporary housing allowance of $2,000 per month. If during the Employment Term the Executive relocates his primary residence to Southern California (i.e. Los Angeles County or south) such travel reimbursement and temporary housing allowance shall terminate; however, the Company shall reimburse Executive for all usual and customary moving expenses and closing costs incurred in connection with the acquisition of a single family residence (e.g. loan application fees, appraisal fees, recording costs, inspection fees, title insurance fees) but in no event shall such reimbursement exceed $10,000.00.

                 6.       TERMINATION FOR CAUSE.   The Company may dismiss
Executive for good and valid cause and shall then and thereafter be relieved of its obligations hereunder. In such event, Executive shall not receive any severance pay or pro-rata portion of any bonus compensation otherwise payable pursuant to paragraph 4 hereof. As used herein, "good and valid cause" shall mean a breach of material duty by Executive in the course of his employment, the habitual neglect of his duties, or the commission by Executive of any act of a fraudulent or criminal nature (excluding minor traffic violations or other infractions of a non-serious nature).

                 7. TERMINATION WITHOUT CAUSE BY THE COMPANY. If Executive is terminated for reasons other than cause as defined in paragraph 6 hereof, the Company will pay Executive, not later than 30 days after such termination, in a lump sum, the lesser of (a) Base Salary for six (6) months; or (b) Base Salary for the balance of the Employment Term together with all accrued but unpaid compensation and benefits pursuant to paragraph 4 hereof including prorated bonus (if any), through the date of the Executive's termination. Executive shall be deemed to have been





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terminated for reasons other than cause if Executive voluntarily terminates his employment in response to the Company relocating its headquarters for executive offices to a location outside the state of California.

                 The date of termination of employment by the Company under paragraphs 6 and 7 shall be the date specified in a written notice of termination by the Board of Directors to Executive which shall be at least twenty (20) days after the date of the written notice of termination. If no date is specified, termination date will be the date Executive is given notice by the Board.

                 8.       RESIGNATION.     In the event, at anytime during the
term of this Agreement, Executive resigns for reasons other than as specified in paragraph 7 or 9, Company shall then and thereafter be relieved from its obligations hereunder.

                 9.       CHANGE OF CONTROL.       In the event, at any time
during the term of this Agreement, the Company is acquired by or merged with another corporation or entity (or a subsidiary thereof) such that the direction or control of the Company is acquired, or all or substantially all of the assets of the Company are acquired in a transaction or series of transactions, by an individual, entity or group of individuals or entities acting together that had no such direction or control prior to such acquisition or merger and in anticipation of that acquisition or after it is completed, the Executive is terminated for other than cause, then the Executive shall be entitled to receive in a lump sum payment all amounts provided for by paragraph 4.a., above, for the balance of the Employment Term, plus all other compensation and all benefits that would have been payable or available to Executive in the event of a termination under Section 7 of this Agreement. For purposes of this
Section 9, direct or indirect ownership of stock having at least 30 percent of the voting power of the Company (or a contract or other arrangement conferring similar rights) shall be deemed to constitute control and thus be deemed the type of acquisition contemplated by this Section 9.

                 10.      DISABILITY OR DEATH.

                 10.a.    Disability of the Executive.      If Executive for
any reason whatsoever becomes permanently disabled so that the Executive is unable to perform the duties described in Paragraph 2 herein, the Company agrees to pay Executive fifty percent (50%) of Executive's annual salary payable in the same manner as provided for the payment of salary herein for the remainder of the Employment Term provided for herein.

                 "Permanent disability" shall mean the Executive is unable to perform the duties contemplated by this Agreement by





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reason of a physical or mental disability or infirmity which has continued for more than 90 consecutive calendar days. Executive agrees to submit such medical evidence regarding such disability or infirmity as may be requested by the Company.

                 10.b.    DEATH OF EXECUTIVE.      Upon the death of the
Executive for any reason whatsoever, the Company shall then and thereafter be released from its obligations hereunder.

                 11.      PROTECTED INFORMATION; PROHIBITED SOLICITATION.

                 11.a.    The Executive hereby recognizes and acknowledges that
during the course of this employment by the Company, the Company has disclosed and will furnish, disclose or make available to the Executive confidential or proprietary information related to the Company's business, including, without limitation, customer lists, ideas, processes, inventions and devices, that such confidential or proprietary information has been developed and will be developed through the expenditure by the Company of substantial time and money and that all such confidential information shall constitute trade secrets, and further agrees to use such confidential proprietary information only for the purpose of carrying out his duties with the Company and not otherwise to disclose such information. No information otherwise in the public domain shall be considered confidential.

                 11.b.    The Executive hereby agrees, in consideration of his
employment hereunder and in view of the confidential position to be held by the Executive hereunder, that during the Employment Term and for the period ending on the date which is one (1) year after the later of (A) the termination of the Employment Term and (B) the date on which the Company is no longer required to provide the payments and benefits described in paragraph 4, the Executive shall not, without the written consent of the Company, knowingly solicit, entice or persuade any other employees of the Company or any affiliate of the Company to leave the services of the Company or such affiliate for any reason.

                 11.c.    So long as the Executive is employed by the Company
and so long as the restrictions of this paragraph 11 apply, prior to accepting any engagement to act as an employee, officer, director, trustee, principal, agent or representative of any type of business or service (other than as an employee of the Company), the Executive shall (A) disclose such engagement in writing to the Company, and (B) disclose to the other entity to which he has agreed to act as an employee, officer, director, trustee, agent or representative, or to other principals together with whom he proposed to act as a principal in such business or service, the existence of the covenants set forth in this paragraph 11 and the provisions of paragraph 12 hereof.





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                 11.d.    The restrictions of this paragraph 11 shall survive
the termination of this Agreement and shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

                 12.      INJUNCTIVE RELIEF.       The Executive hereby
expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in paragraph 11 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction. The provisions of this paragraph 12 shall survive the Employment Term.

                 13.      PARTIES BENEFITED; ASSIGNMENTS.   This Agreement
shall be binding upon the Executive, the heirs and personal representative or representatives of the Executive and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive.

                 The Company will not consolidate with, merge into, or sell all or substantially all of its assets to another corporation, partnership, or other entity unless such corporation, partnership, or entity shall assume this Agreement, and upon such assumption Executive and remaining corporation, partnership or other entity, shall become obligated to perform all of the terms and conditions set forth herein. However, that assignment shall not relieve the Company of its obligations under this Agreement.

                 14.      NOTICES.         Any notice required or permitted by
this Agreement shall be in writing, sent by personal delivery or by registered or certified mail, return receipt requested, addressed to the Chairman of the Board of the Company at its then principal office, or to the Executive at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose of a notice given to the other parties in compliance with this paragraph 14. Notice shall be deemed given when received.

                 15.      GOVERNING LAW.   This Agreement shall be governed by
and construed and enforced in accordance with the laws of the State of California without regard to conflict of law principles.

                 16.      INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.
The Company will indemnify the Executive to the fullest extent permitted by the laws of the State of California, as in effect at the time of the subject act or omission, and the Executive shall be entitled to the protection of any insurance policies the





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Company may elect to maintain generally for the benefit of its directors and officers insuring against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceedings to which the Executive may be made a part by reason of being or having been an officer or employee of the Company or any of its subsidiaries or serving or having served any other enterprises at the request of the Company (other than any dispute, claim or controversy described in paragraph 11 of this Agreement except, that the Executive shall be entitled to reimbursement of reasonable attorneys' fees and expenses if the Executive is the prevailing party).

                 17.      OPTIONS.         Executive shall receive a grant of
an option to purchase 25,000 shares under the Company's 1994 Stock Incentive Plan. Vesting of such options shall accelerate to the date of termination (if any) pursuant to paragraph 7 or 9 above and Executive shall have ninety (90) days after such termination within which to exercise the option. In the event of any conflict or inconsistency between the Plan (and any agreements thereunder) and this Agreement, this Agreement shall control.

                 18.      ARBITRATION.     The parties agree that any
controversy or claim arising out of, or in any way related to, this Agreement, to a breach or alleged breach of this Agreement or to any other aspect of the Executive's employment shall be settled by Arbitration in accordance with the Rules of the American Arbitration Association (the "Association"). The parties further agree that judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

                 Should either party hereto institute any action or proceeding to enforce any provision hereof, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of such party's rights or obligations hereunder, or for any other judicial remedy, the prevailing party shall be entitled to costs and expenses incurred thereby, including, without limitation, reasonable attorneys' fees and expenses, pre-arbitration, arbitration and appellate costs, costs and expenses incurred in ascertaining or enforcing such party's rights under this Agreement, and any additional relief to which such party may be entitled.

                 The decision of the arbitrator within the scope of the submission shall be final and binding on all parties, and, accordingly, the parties agree that any right to judicial action on any matter subject to arbitration hereunder is hereby waived (unless otherwise provided by applicable law), except the right to judicial action to compel arbitration or to enforce the arbitration award, or except in the event arbitration is unavailable to the parties for any reason.





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                 19.      SOURCE OF PAYMENTS.      All payments provided under
this Agreement, shall be paid in cash from the general funds of the Company and no special or separate fund shall be established and no other segregation of assets made to assure payment. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

                 20.      MISCELLANEOUS.   This Agreement contains or refers to
the entire agreement of the parties relating to the subject matter hereof. The Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereto. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable to the Executive hereunder after the death of the Executive shall be paid to the Executive's estate or legal representative.

                 The headings in this Agreement are inserted for convenience of reference only and shall not be part of or control or affect the meaning of any provision hereof.

                 IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

                                       CARL KARCHER ENTERPRISES, INC.

                                       By: /s/  Richard C. Celio
                                           ------------------------------------
                                                Richard C. Celio

                                       Its: Vice President/General Counsel
                                            -----------------------------------

                                             /s/ Charles T. Thompson
                                             ----------------------------------
                                             Employee
                                             Charles T. (Tom) Thompson





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Insert

         As additional compensation to Executive, Company shall pay an annual bonus based on (i) for the first year of the Employment Term a certain percentage cost savings, if any, realized by the Company during the first year of the Employment Term; and (ii) for the second year of the Employment Term a formula applied to the amount, if any, by which the average November 1996 market value of the stock for CKE Restaurants, Inc. over a base market value.

First Year

         Percentage cost savings shall be measured by changes in costs as a percentage of total gross revenue by an overall period to period comparison from a base period of November 8, 1993 through November 8, 1994 against the first twelve (12) month periods comprising the Employment Term. The costs included in the measurement shall be an aggregation of the following line items on the Company's internal profit and loss statement: food, labor, restaurant management personnel, paper, labor benefits, supply, uniform and "cash shorts." Calculation of such line item costs shall be in accordance with the Company's present accounting principles consistently applied and in the event of disagreement, the decision of the Company's outside accounting firm shall be final, binding and conclusive.

         The bonus shall be as follows:

                 Percentage Cost Savings           Annual Bonus
                 -----------------------           ------------
                          3% or more                         $200,000

                          2% or more but
                          less than 3%                       $100,000

                          Less than 2%                       $ -0-

         By way of hypothetical example only, if included costs for the base period were in the aggregate 75% of total gross revenue for such period and included costs for the period November 8, 1994 through November 8, 1995 were 73% of total gross revenue for that period, the percentage cost savings is 2% and Executive would receive a $100,000 bonus for that year.

Second Year

         For the second year of the Employment Term, Employee shall be entitled to a cash bonus payable on December 31, 1996 equal to the amount by which the average daily closing price of CKE Restaurants, Inc. on the New York Stock Exchange for November 1996 exceeds $9 per share multiplied by $50,000 but in no event





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shall the bonus exceed $250,000.  The average daily closing price shall be adjusted as appropriate and proportionate for all stock dividends, stock splits, reorganizations, mergers or similar events occurring after November 8, 1994.

         By way of hypothetical examples only, if the average daily closing price for CKE Restaurants, Inc. stock November 1996 is $9, 10-1/2 or $15, the Executive would receive a bonus for that year respectively of $0, $75,000 or $250,000.

         To the extent that the bonus is to be calculated for a period which is less than a twelve (12) month period and yet a bonus is earned (e.g. termination of Executive without cause), (i) the bonus for the first year shall be measured against the same months of the base period; and (ii) the bonus for such second year period market shall be calculated on the basis of the average closing price for the twenty (20) trading day period prior to termination of employment and payable on the 20th day after that termination.

         This bonus shall be payable in cash only and is intended not to be a derivative security as exempted under Rule 16a-1(c) (3).





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